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                                                                   Exhibit 10.70




                             SCE STANDARD CONTRACT
                            LONG TERM POWER PURCHASE



                            POWER PURCHASE CONTRACT
                                    BETWEEN
                      SOUTHERN CALIFORNIA EDISON COMPANY
                                      AND
                           CHINA LAKE JOINT VENTURE



DOCUMENT NO.:    2126C
EFFECTIVE DATE:   September 7, 1983
REVISED: May 4, 1983

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1. Project Summary

This Contract is entered into between Southern California Edison Company ("Edison") and China Lake Joint Venture, A joint Venture between California Energy Company, Inc. and Caithness Geothermal 1980, Ltd. ("Seller'). Seller is willing to construct, own, and operate a Qualifying Facility and sell electric power to Edison and Edison is willing to purchase electric power delivered by Seller to Edison at the Point of Interconnection pursuant to the terms and conditions set forth as follows:

1.1 All Notices shall be sent to Seller at the following address:

California Energy Company, Inc.
3333 Mendocino Avenue,
Suite 100 Santa Rosa, CA 95401

1.2 Seller's Generating Facility:

a. Nameplate Rating: 75,000 kW

b. Location: Naval Weapons Center-China Lake, CA

c. Type (check one):


   cogeneration Facility...
---

 X Small Power Production Facility
---

d. Delivery of power to Edison at a nominal 115,000 volts.

e. Seller shall commence construction of the Generating Facility by, July 1,
1987

1.3 Edison Customer Service District: Ridgecrest District
510 S. China Lake Blvd. Ridgecrest, CA 93555
Phone: (714) 375-1552

1.4 Location of Edison Operating Switching Center: Lugo Substation 6655 Escondido Street
Hesperia, CA


1.5 Contract Capacity:       Phase I 22,500 KW

                             Phase II 22,500 KW

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                             Phase III 22,500 KW
                             -------------------

                             TOTAL 67,500 KW

1.5.1 Estimated as-available capacity: 0 kW.

1.6 Expected annual production: 591,300,000 kWh.

1.7 Expected Firm Operation for each phase:

                           Phase I 01/ 01/ 89

                           Phase II 04/1/89

                           Phase III 07/1/89

1.8 Contract Term: 20 years

1.9 Operating Options pursuant to Section 5: (Check One)

    operating option I. Entire Generator output dedicated to Edison. No electric
---
service or standby service required.

 X  Operating Option II. Entire Generator output dedicated to Edison with
---
separate electric service required.

a. Electric service Tariff Schedule No. TOU-8 pursuant to Section 10.2.

b. Contract demand 0 kW. operating Option III. Excess generator output dedicated to Edison with Seller serving own load.

Operating Option III. Excess generator output dedicated to Edison with Seller serving own load

a. Electric service Tariff Schedule No. pursuant to Section 10.2.

b. Contract demand kW.

c. Standby Demand ____________kW pursuant to Section 10.2.

d. Maximum electrical requirements expected ___________ kW.

e. Standby electric service Tariff Schedule No.______________ pursuant to
Section 10.2.

f. Minimum monthly charge for standby service

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1.10 Interconnection Facilities Agreement pursuant to Section 6 shall be:(Check
One)

-_____ Added Facilities Basis (Appendix A.1)

-_____ Capital Contribution Basis (Appendix A.2)

-_____ Seller Owned and Operated Basis (Appendix A.3)

1.11 The Capacity Payment Option selected by Seller pursuant to Section 9.1 shall be: (Check one)

_____Option A - As-available capacity based upon:

_____Standard Offer No. 1 Capacity Payment Schedule, or

_____Forecast of Annual As-Available Capacity Payment Schedule. The as-available capacity price (first year): $______ kW-yr.


 X  option B - Firm Capacity (check one)
----

 X  Standard offer No. 2 Capacity Payment Schedule in effect at time of Contract
----
execution.

  Standard Offer No. 2 Capacity Payment Schedule in effect at time of Firm
--
operation of first generating unit.

Contract Capacity Price: $164.00 KW-YR (Firm Capacity).

1.12 The Energy Payment Option selected by Seller pursuant to Section 9.2 shall be: (Check One)

 X  Option I Forecast of Annual Marginal Cost of Energy in effect at date of
----
execution of this Contract. (Appendix B)

  Option 2 Levelized Forecast of Marginal Cost of Energy in effect at date of
--
execution of this Contract. Levelized Forecast for expected date of Firm Operation is ___c/kWh. If Seller's Generating Facility is an oil/natural gas fueled cogenerator, Seller may' not select Option 2.

For the energy payment refund pursuant to Section 9.5 under Option 2, Edison's Incremental Cost of Capital is Seller may change once between Options 1 and 2, provided Seller delivers written notice of such change at least 90 days prior to the date of Firm Operation.

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For Option 1 or 2, Seller elects to receive the following percentages in 20%
increments, the total of which shall equal 100%:

100 Percent of Forecast of Marginal Cost of Energy (Annual or Levelized), not to
---
exceed 20% of the annual forecast for oil/natural gas fueled cogenerators, and

___Percent of Edison's published avoided cost of energy based on Edison's full avoided operating costs as updated periodically and accepted by the Commission.

1.13 Metering Location (Check one)

Seller elects metering location pursuant to Section 8 as follows:

___Edison's side of the Interconnection Facilities'

 X Seller's side, Of the Interconnection Facilities. Loss compensation factor is
---
equal to (to be determined), pursuant to Section 8.3.

General Terms & Conditions

2. Definitions

When used with initial capitalizations, whether in the singular or in the plural, the following terms shall have the following meanings,:

2.1 Adjusted Capacity 'Price: The $/kW-yr capacity purchase price based on the Capacity Payment Schedule in effect at time of Contract execution for the time period beginning on the date of Firm operation for the first generating unit and ending on the date of termination or reduction of Contract Capacity under Capacity Payment Option B.

2.2 Appendix A.l: Interconnection Facilities Agreement -- Added Facilities Basis

2.3 Appendix A.2: Interconnection Facilities Agreement -- Capital Contribution Basis

2.4 Appendix A.3: Interconnection Facilities Agreement -- Seller Owned and Operated Basis

2.5 Appendix B: Forecast of Annual Marginal Cost of Energy

2.6 Capacity Payment' Schedule(s): Published capacity payment schedules as authorized by the commission for as-available or firm capacity.

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2.7 Cogeneration Facility: The facility and equipment which sequentially generate thermal and electrical energy as defined in Title 18, Code of Federal Regulations, Section 292.202.

2.8 Commission: The Public Utilities Commission of the State of California.

2.9 Contract: This document and Appendices, as amended from time to time.

2.10 Contract Capacity: The electric power producing capability of the Generating Facility which is committed to Edison.

2.11 Contract Capacity Price: The capacity purchase price from the Capacity Payment Schedule approved by the commission for Capacity Payment Option B-

2.12 Contract Term: Period in years commencing with date of Firm Operation for the first generating unit(s) during which Edison shall purchase electric power from Seller.

2.13 Current Capacity Price: The $/kW-yr capacity price provided in the Capacity Payment Schedule determined by the year of termination or reduction of Contract Capacity and the number of years from such termination or reduction to the expiration of the Contract Term for Capacity Payment Option B.

2.14 Edison: The Southern California Edison Company.

2.15 Edison Electric System Integrity: The. state of operation of Edison's electric system in a manner which is deemed to minimize the risk of injury to persons and/or property and enables Edison to provide adequate and reliable electric service to its customers.

2.16 Emergency: A condition or situation which in Edison's sole judgment affects Edison Electric System Integrity.

2.17 Energy: Kilowatthours generated by the Generating Facility which are purchased by Edison at the Point of Interconnection.

2.18 Firm Operation: The date agreed on by the Parties on which each generating unit(s) of the Generating Facility is determined to be a reliable source of generation and on which such unit can be reasonably expected to operate continuously at its effective rating (expressed in kW).

2.19 First Period: The period of the Contract Term specified in Section 3.1.

2.20 Forced Outage: Any outage other than a scheduled outage of the Generating Facility that fully or partially curtails its electrical output.

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2.21 Generating Facility: All of Seller's generators, together with all protective and other associated equipment and improvements, necessary to produce electrical power at Seller's Facility excluding associated-land, land rights, and interests in land.

2.22 Generator: The generators and associated prime mover(s), which are a part of the Generating Facility.

2.23 Interconnection Facilities: Those protection, metering, electric line(s), and other facilities required in Edison's sole judgment to permit an electrical interface between Edison's system and the Generating Facility in accordance with Edison's Tariff Rule No. 21 titled Cogeneration and Small Power Production Interconnection Standards filed with the Commission.

2.24 Interconnection Facilities Agreement: That document which is specified in
Section 1.10 and is attached hereto.

2.25 KVAR: Reactive kilovolt-ampere, a unit of measure of reactive power.

2.26 Operate: To provide the engineering, purchasing,. repair, supervision, training, inspection, testing, protection, operation, use, management, replacement, retirement, reconstruction, and maintenance of and for the Generating Facility in accordance with applicable California utility standards and good engineering practices.

2.27 Operating Representatives: Individual(s) appointed by each Party for the purpose of securing effective cooperation and interchange of information between the Parties in connection with administration and technical matters related to this Contract.

2.28 Parties: Edison and Seller.

2.29 Party: Edison or Seller.

2.30 Peak Months: Those months which the Edison annual system peak demand could occur. Currently, but subject to change with notice, the peak months for the Edison system are June, July, August, and September.

2.31 Point of Interconnection: The point where the transfer of electrical energy between Edison and Seller takes place.

2.32 Project: The Generating Facility and Interconnection Facilities required to permit operation of Seller's Generator in parallel with Edison's electric system.

2.33 Protective Apparatus: That equipment and apparatus installed by Seller and/or Edison pursuant to Section 4.2.

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2.34 Qualifying Facility: Cogeneration or Small Power Production Facile which meets the criteria as defined in Title 18, Code of Federal Regulations, Section
292.201 through 292.207.

2.35 Second Period: The period of the Contract Term specified in Section 3.2.

2.36 Seller: The Party identified in Section 1.0.

2.37 Seller's Facility: The premises and equipment of Seller located as specified in Section 1.2.

2.38 Small Power Production Facility: The facilities and equipment which use biomass, waste, or Renewable Resources, including wind, solar, geothermal, and water, to produce electrical energy as defined in Title 18, Code of Federal Regulations, Section 292.201 through 292.207.

2.39 Standby Demand: Seller's electrical load requirement that Edison is expected to serve when Sellers Generating Facility is not available.

2.40 Summer Period: Defined in Edison's Tariff Schedule No. TOU-8 -as now in effect or as may hereafter be authorized by the Commission.

2.41 Tariff Schedule No. TOU-8: Edison's time-of-use energy tariff for electric service exceeding 500 kW, as now 'in effect or as may hereafter be authorized by the Commission.

2.42 Uncontrollable Forces: Any occurrence beyond the control of a Party which causes that Party to be unable to perform its obligations hereunder and which a Party has been unable to overcome by the exercise of due diligence, including but not limited to flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, strike, labor dispute, action or inaction of legislative, judicial, or regulatory agencies, or other proper authority, which may conflict with the terms of this Contract, or failure, threat of failure or sabotage of facilities which have been maintained in accordance with good engineering and operating practices in California.

2.43 Winter Period: Defined in Edison's Tariff Schedule No. TOU-8 as now in effect or as may hereafter be authorized by the Commission.

3. Term

This Contract shall be effective upon execution by the Parties and shall remain effective until either Party gives 90 days prior written notice of termination to the, other Party,

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except that such notice of termination shall not be effective to terminate this
Contract prior to expiration of the Contract Term specified in Section 1.8.

3.1 The First Period of the Contract Term shall commence upon date of Firm Operation but not later than 5 years from the date of execution of this Contract.

a. If the Contract Term specified in Section 1.8 is 15 years, the First Period of the Contract Term shall be for 5 years.

b. If the Contract Term specified in Section 1.8 is 20 years or greater, the First Period of the. Contract Term shall be for 10 years.

3.2 The Second Period of the Contract Term shall commence upon expiration of the First Period and shall continue for the remainder of the Contract Term.

4. Generating Facility

4.1 Ownership

4.1.1 The Generating Facility shall be owned by Seller.

4.1.2 Seller warrants that it has the right to enter into this Agreement and to sell the energy generated by the Project to-Edison under the terms of this Agreement.

4.2 Design

4.2.1 Seller, at no cost to Edison, shall:

a. Design the Generating Facility.

b. Acquire all permits and other approvals necessary for the construction, operation, and maintenance of the Generating Facility.

c. Complete all environmental impact studies necessary for the construction, operation, and maintenance of the Generating Facility.

d. Furnish and install the relays, meters, power circuit breakers, synchronizer, and other control and Protective Apparatus as shall be agreed to by the Parties as being necessary. for proper and safe operation of the Project in parallel with Edison's electric system.

4. 2. 2 Edison shall have the right to:

a. Review the design of the Generating Facility's electrical system and the Seller's Interconnection Facilities. Such review may include, but not be limited to, the Generator,

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governor, excitation system, synchronizing equipment, protective relays, and neutral grounding. The Seller shall be notified in writing of the outcome of the Edison review within 30 days of the receipt of all specifications for both the Generating Facility and the Interconnection Facilities. Any flaws perceived by Edison in the design shall be described in Edison's written notice.

b. Request modifications to the design of the Generating Facility's electrical system and the Seller's Interconnection Facilities. Such modifications shall be required if necessary to maintain Edison Electric System Integrity when in parallel with the Edison electric system.

4.2.3 If Seller's Generating Facility includes an induction-type generators, Seller shall provide individual power factor correction capacitors for each such generator. Such capacitors shall be switched on and off simultaneously with each of the associated induction'-type generators of the Generating Facility. The KVAR rating of such capacitors shall be the highest standard value which will not exceed such generators no-load KVAR requirement. Seller shall not install power factor correction in excess of that required by this Section unless agreed to in writing by the Parties.

4.2.4 Seller shall not locate any part of a wind-driven generating unit of the Generating Facility within a distance 1.25 tines the height of a wind turbine structure of an existing electric utility 33 kV, 66 kV, or 115 kV transmission line right of way or within three rotor blade diameters of an existing electric utility 220 kV or 500 kV transmission line right of way or any proposed transmission line right of way of which Edison is pursuing regulatory approval for construction.

4.2.5 If Seller's Generating Facility is a small hydro project, the Contract Capacity in Section 1.5 shall be based on the average of the 5 lowest years of stream flow taken from a study covering a minimum 50 years of continuous data. The Parties may agree upon a shorter period if data for a 50-year period is not obtainable.

4.3 Construction Edison shall have the right to review, consult with, and make recommendations regarding Seller's construction schedule and to monitor the construction and start-up of the Project. Seller shall notify Edison, at least one year prior to Firm Operation, of changes in Seller's Construction Schedule which may affect the date of Firm Operation.

4.4 Operation

4.4.1 The Generating Facility and Seller's Protective Apparatus shall be operated and maintained in accordance with applicable California utility industry standards and good engineering practices with respect to synchronizing, voltage and reactive power control. Edison shall have the right to monitor operation of the Project and may require changes in Seller's method of operation if such changes are necessary, in Edison's sole judgment, to maintain Edison Electric System Integrity.

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4.4.2 Seller shall notify in writing Edison's Operating Representative at least
14 days prior to:

(a) the initial testing of Seller's Protective Apparatus; and

(b) the initial parallel operation of Seller's Generators with Edison's electrical system. Edison shall have the right to have a representative present at each event.

4.4.3 Edison shall have the right to require Seller to disconnect the Generator from the Edison electric system or to reduce the electrical output from the Generator into the Edison electric system, whenever Edison determines, in its sole judgement, that such a disconnection is necessary to facilitate maintenance of Edison's facilities, or to maintain Edison Electric System Integrity. If Edison requires Seller to disconnect the Generator from the Edison electric system pursuant to this Section 4.4.3, Seller shall have the right to continue to serve its total electrical requirements provided Seller has elected Operating Option III. Each Party shall endeavor to correct, within a reasonable period, the condition on its system which necessitates the disconnection' or the reduction of electrical output. The duration of the disconnection or-the reduction in electrical output shall be limited to the period of time such a condition exists.

4.4.4 The Generating Facility shall be operated with all of Seller's Protective Apparatus in service whenever the Generator is connected to or is operated in parallel with the Edison electric system. Any deviation for brief periods of emergency or maintenance shall only be by agreement of the Parties.

4.4.5 Each Party shall keep the other Party's Operating Representative informed as to the operating schedule of their respective facilities affecting each other's operation hereunder, including any reduction in Contract Capacity availability. In addition, Seller shall provide Edison with reasonable advance notice regarding its scheduled outages including any reduction in

Contract Capacity availability. Reasonable advance notice is as follows:

SCHEDULED OUTAGE                                        ADVANCE NOTICE
EXPECTED DURATION                                       TO EDISON
Less than one day                                       24 Hours
One day or more
(except major overhauls)                                1 Week
Major overhaul                                          6 Months

4.4.6 Notification by each Party's Operating Representative of outage date and duration should be directed to the other Party's Operating Representative by telephone.

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4.4.7 Seller shall not schedule major overhauls during Peak Months.

4.4.8 Seller shall maintain an operating log at Seller's Facility with records of: real and reactive power production; changes in operating status, outages, Protective Apparatus operations; and any unusual conditions found during inspections. Changes in setting shall also be logged for Generators which are "block-loaded" to a specific kW capacity. In addition, Seller shall maintain records applicable to the Generating Facility, including the electrical characteristics of the Generator and settings or adjustments of the Generator control equipment and protective devices. Information maintained pursuant to this Section 4.4.8 shall be provided to Edison, within 30 days of Edison's request.

4.4.9 ,If, at any time, Edison doubts the integrity of any of Seller's Protective Apparatus and believes that such loss of integrity would impair the Edison Electric System Integrity, Seller shall demonstrate, to Edison's satisfaction, the correct calibration and operation of the equipment in question.

4.4.10 Seller shall test all protective devices specified in Section 4.2 with qualified Edison personnel present at intervals not to exceed four years.

4.4.11 Seller shall, to the extent possible, provide reactive power for its own requirements, and where applicable, the reactive power losses of interfacing transformers. Seller shall not deliver excess reactive power to Edison unless otherwise agreed upon between the Parties.

4.4.12 The Seller warrants that the Generating Facility meets the requirements of a Qualifying Facility as of the date of Firm Operation and will continue to meet such requirements through the Contract Term.

4.4.13 The Seller warrants that the Generating Facility shall at all times conform to all applicable laws and regulations. Seller shall obtain and maintain any governmental authorizations and permits for the continued operation of the Generating Facility. If at any tine Seller does not hold such authorizations and permits, Seller agrees to reimburse Edison for any loss which Edison incurs as a result of the Seller's failure to maintain governmental authorization and permits.

4.4.14 At Edison's request, Seller shall make all reasonable effort to deliver power at an average rate of delivery at least equal to the Contract Capacity during periods of Emergency. In the event that the Seller has previously scheduled an outage coincident with an Emergency, Seller shall make all reasonable efforts to reschedule the outage. The notification periods listed in
Section 4.4.5 shall be waived by Edison if Seller reschedules the outage.

4.4.15 Seller shall demonstrate the ability to provide Edison the specified Contract Capacity within 30 days of the date of Firm Operation. Thereafter, at least once per year at Edison's request, Seller shall demonstrate the ability to provide Contract Capacity for a

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reasonable period of tine as, required by Edison. Seller's demonstration of
Contract Capacity shall be at Seller's expense and conducted at a time and pursuant to procedures mutually agreed upon by the Parties. If Seller fails to demonstrate the ability to provide the Contract Capacity, the Contract Capacity shall be reduced by agreement of the Parties pursuant to Section 9.1.2.6.

4.5 Maintenance

4.5.1 Seller shall maintain the Generating Facility in accordance with applicable California utility industry standards and good engineering and operating practices. Edison shall have the right to monitor such maintenance of the Generating Facility. Seller shall maintain and deliver a maintenance record of the Generating Facility to Edison's Operating Representatives upon request.

4.5.2 Seller shall make a reasonable effort to schedule routine maintenance during off-Peak
Months. Outages for scheduled maintenance shall not exceed a total of 30 peak 'hours for the Peak Months.

4.5.3 The allowance for scheduled maintenance is as follows:

a. Outage periods for scheduled maintenance shall not exceed 840 hours (35 days) in any 12-month period. This allowance may be used in increments of an hour or longer on a consecutive or nonconsecutive basis.

b. Seller may accumulate unused maintenance hours on a year-to-year basis up to a maximum of 1,080 hours (45 days). This accrued tine must be used consecutively and only for major overhauls.

4.6 Any review by Edison of the design, construction, operation, or maintenance of the Project is solely for the information of Edison. By making such review, Edison makes no representation as to the economic and technical feasibility, operational capability, or reliability of the Project. Seller shall in no way represent to any third party that any such review by Edison of the Project, including but not limited to, any review of the design, construction, operation, or maintenance of the Project by Edison is a representation by Edison as to the economic and technical feasibility, operational capability, or reliability of said facilities. Seller is solely responsible for economic and technical feasibility, operational capability, or reliability thereof.


5. Operating Options

5.1 Seller shall elect in Section 1.9 to Operate its Generating Facility in parallel with Edison's electric system pursuant to one of the following options:

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a. Operating Option I: Seller dedicates the entire Generator output to Edison with no electrical service required from Edison.

b. Operating Option II: Seller dedicates the entire Generator output to Edison with electrical service required from Edison.

c. Operating Option III: Seller dedicates to Edison only that portion of the Generator output in excess of Seller's electrical service requirements. As much as practicable, Seller intends to serve-its electrical requirements from the Generator output and will require electrical standby from Edison as designated in Section 1.9.

5.2 After expiration of the First Period of the Contract Term, Seller may change the Operating Option, but not more than once per year upon at least 90 days prior written notice to Edison. A reduction in Contract Capacity as a result of a change in operating options shall be subject to Section 9.1.2.6. Edison shall not be required to remove or reserve capacity of Interconnection Facilities made idle by a change in operating options. Edison may dedicate any such idle Interconnection Facilities at any time to serve other customers or to interconnect with other electric power sources. Edison shall process requests for changes of operating option in the chronological order received.

5.2.1 When the Seller wishes to reserve Interconnection Facilities paid for by the Seller but idled by a change in operation option, Edison shall impose a special facilities charge related to the operation and maintenance of the Interconnection Facility. When the Seller no longer needs said facilities for which it has paid, the Seller shall receive credit for the net salvage value of the Interconnection Facilities dedicated to Edison's use. If Edison is able to make use of these facilities to serve other customers, the Seller shall receive the fair market value of the facilities determined as of the date the Seller either decides no longer to use said facilities or fails to pay the required maintenance fee.

6. Interconnection Facilities

6.1 The Parties shall execute an Interconnection Facilities Agreement selected by Seller in Section 1.10, covering the design, installation, operation and maintenance of the Interconnection Facilities required in Edison's sole judgment, to permit an electrical interface between the Parties pursuant to Edison's Tariff Rule No. 21.

6.2 The cost for the Interconnection Facilities set forth in the appendices specified in Section 1.10, are estimates only for Seller's information and will be adjusted to reflect recorded costs after installation is complete; except that, upon Seller's written request to Edison, Edison shall provide a binding estimate which shall be the basis for the Interconnection Facilities cost in the Interconnection Facilities Agreement executed by the Parties.

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6.3 The nature of the Interconnection Facilities and the Point of
Interconnection shall be set forth either by equipment lists or appropriate one-line diagrams and shall be attached to the appropriate appendix specified in
Section 1.10.

6.4 The design, installation, operation, maintenance, and modifications of the Interconnection Facilities' shall be at Seller's expense.

6.5 Seller shall not commence parallel operation of the Generating Facility until written approval for operation of the Interconnection Facilities has been received from Edison. The Seller shall notify Edison at least forty-five days prior to the initial energizing of the Point of Interconnection. Edison shall have the right to inspect the Interconnection Facilities within thirty days of receipt of such notice. If the facilities do not pass Edison's inspection, Edison shall provide in writing the reasons for this failure within five days of the inspection.

6.6 Seller, at no cost to Edison, shall acquire all permits and approvals and complete all environmental impact studies necessary for the design, installation, operation, and maintenance of the Interconnection Facilities.

7. Electric Lines And Associated Easements


7.1 Edison shall, as it deems necessary or desirable, build electric lines, facilities and other equipment, both overhead and underground, on and off Seller's Facility, for the purpose of effecting the agreements contained in this Contract. The physical location of such electric lines,- facilities and other equipment on Seller's Facility shall be determined by agreement of the Parties.

7.2 Seller shall reimburse Edison for the cost of acquiring property rights off Seller's Facility required by Edison to meet its obligations under this Contract.

7.3 Seller shall grant, or cause to be granted, to Edison, without cost to Edison, and by an instrument of conveyance, acceptable to Edison, rights of way, easements and other property interests necessary to construct, reconstruct, use, maintain, alter, add to, enlarge, repair, replace, inspect and. remove, at any time, the electric lines, facilities or other equipment, both overhead and underground, which are required by Edison to effect the agreements contained in the Contract and the rights of ingress and egress at all reasonable times necessary for Edison to perform the activities contemplated in the Contract.

7.4 The electric lines, facilities, or other equipment referred to in this
Section 7 installed by Edison on or off Seller's Facility shall be and remain the property of Edison.

7.5 Edison shall have no obligation to Seller for any delay or Cancellation due to inability to acquire a satisfactory right of way, easements, or other property interests.

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8. Metering

8.1 All meters and equipment used for the measurement of electric power for determining Edison's payments to Seller pursuant to this Contract shall be provided, owned, and maintained by Edison at Seller's expense in accordance with Edison's Tariff Rule No. 21.

8.2 All meters and equipment used for billing Seller for electric service provided to Seller by Edison under Operating Options II or III shall be provided, owned, and maintained by Edison at Edison's expense in accordance with Edison's Tariff Rule No. 16.

8.3 The meters and equipment used for measuring the Energy sold to Edison shall be located on the side of the Interconnection Facilities as specified by Seller in Section 1.13. If the metering equipment is located on Seller's side of the Interconnection Facilities, then a loss compensation factor agreed upon by the Parties shall be applied. At the written request of the Seller, and at Seller's sole expense, Edison shall measure actual transformer losses. If the actual measured value differs from the agreed-upon loss compensation factor-, the actual value shall be applied prospectively. If the meters are placed on Edison's side of the Interconnection Facilities, service shall be provided at the available transformer high-side voltage.

8.4 For purposes of monitoring the Generator operation and the determination of standby charges, Edison shall have the right to require, at Seller's expense, the installation of generation metering. Edison may also require the installation of telemetering equipment at Seller's expense for Generating Facilities equal to or greater than 10 till. Edison may require the installation of telemetering equipment at Edison's expense for Generating Facilities less than 10 MW.

8.5 Edison's meters shall be sealed and the seals shall be broken only when the meters are to be inspected, tested, or adjusted by Edison. Seller shall be given reasonable notice of testing and have the right to have its operating Representative present on such occasions.

8.6 Edison's meters installed pursuant to this Contract shall be tested by Edison, at Edison's. expense, at least once each year and at any reasonable time upon request by either Party, at the requesting Party's expense. If Seller makes such request, Seller shall reimburse said expense to Edison within thirty days after presentation of a bill therefore.

8.7 Metering equipment found to be inaccurate shall be repaired, adjusted, or replaced by Edison such that the metering accuracy of said equipment shall be within two percent. If metering equipment inaccuracy exceeds two percent, the correct amount of Energy and Contract Capacity delivered during the period of said inaccuracy shall be estimated by Edison and agreed upon by the Parties.

9. Power Purchase Provisions

Prior to the date of Firm Operation, Seller shall be paid for Energy only pursuant to Edison's published avoided cost of energy based on Edison's full avoided operating cost as periodically updated and accepted by the Commission. If at any time Energy can be delivered to Edison and Seller is contesting the claimed jurisdiction of any entity which has not issued a license or other approval for the Project, Seller, in its sole discretion and risk, may deliver Energy to Edison and for any Energy purchased by Edison Seller-shall receive payment from Edison for (i) Energy pursuant to this Section, and (ii) as-available capacity based on a capacity price from the Standard Offer No. 1 Capacity Payment Schedule as approved by the Commission. Unless and until all required licenses and approvals 'nave been obtained, Seller may discontinue deliveries at any tine.

9.1 Capacity Payments

Seller shall sell to Edison and Edison shall purchase from Seller capacity pursuant to the Capacity Payment Option selected by Seller in Section 1.11. The Capacity Payment Schedules will be based on Edison's full avoided operating costs as approved by the Commission throughout the life of this Contract. Data used to derive Edison's full avoided costs will be made available to the Seller, to the extent specified by Seller upon request.

9.1.1 Capacity Payment Option A -- As Available Capacity. If Seller selects Capacity Payment Option A, Seller shall be paid a Monthly Capacity Payment calculated pursuant to the following formula:

MONTHLY CAPACITY PAYMENT = (A x D)+(B x D)+(C x D)

Where A = kWh purchased by Edison during on-peak periods defined in Edison's Tariff Schedule No. TOU-8.

B = kWh purchased by Edison during mid-peak periods defined in Edison's Tariff Schedule
No. TOU-8.

C = kWh purchased by Edison during off-peak periods defined in Edison's Tariff Schedule
No. TOU-8.

D = The appropriate time differentiated capacity price from either the Standard offer No. 1 Capacity payment Schedule or Forecast of Annual As-Available Capacity Payment Schedule as specified by Seller in Section 1.11.

9.1.1.1 If Seller specifies the Standard Offer No. 1 Capacity Payment Schedule in Section 1.11, then the formula set forth in Section 9.1.1 shall be computed with D equal to the appropriate time differentiated capacity price from the Standard offer No. 1 Capacity Payment Schedule for the Contract Term.

9.1.1.2 If Seller specifies the Forecast of Annual As-Available Capacity Payment
Schedule in Section 1.11, the
formula set forth in Section 9.1.1 shall be computed as follows:

a. During the First Period of the Contract Term D shall equal the, appropriate time differentiated capacity price from the Forecast of Annual As-Available Capacity Payment Schedule.

b. During the Second Period of the Contract Term, the formula shall be computed with D equal to the appropriate time differentiated capacity price from Standard Offer No. 1 Capacity Payment Schedule, but not less than the greater of (i) the appropriate time differentiated capacity price from the Forecast of Annual As-Available Capacity Payment Schedule for the last year of the First Period, or
(ii) the appropriate time differentiated capacity price from the Standard Offer No. 1 Capacity Payment Schedule for the first year of the Second Period.

9.1.2, Capacity Payment Option B -- Firm Capacity Purchase If Seller selects Capacity Payment Option B, Seller shall provide to Edison for the Contract Term the Contract Capacity specified in Section 1.5, or as adjusted pursuant to
Section 9.1.2.7, and Seller shall be paid as follows:

9.1.2.1 If Seller meets the performance requirements set forth in Section 9.1.2.2, Seller shall be paid a Monthly Capacity Payment, beginning from the date of Firm Operation equal to the sum of the on-peak, mid-peak, and off-peak Capacity Period Payments. Each Capacity Period Payment is calculated pursuant to the following formula:

M0NTHLY PERIOD CAPACITY PAYMENT A x B x C x D

Where A = Contract Capacity Price specified in Section 1.11 based on the Standard offer No. 2 Capacity Payment Schedule as approved by the Commission and in effect on the date of the execution of this Contract.

B = Conversion factors to convert annual capacity prices to monthly payments by time of delivery as specified in Standard offer No. 2 Capacity Payment Schedule and subject to periodic modifications as approved by the Commission.'

C = Contract Capacity specified in Section 1.5.

D = Period Performance Factor, not to exceed 1.0, calculated as follows:

 Period kWh purchased by Edison limited by the level of Contract
-----------------------------------------------------------------

Capacity 0.8 x Contract Capacity x (Period Hours minus Maintenance hours Allowed in Section 4.5.)

9.1.2.2 Performance Requirements To receive the Monthly Capacity Payment in
Section 9.1.2.1, Seller shall provide the Contract Capacity in each Peak Month for all on-peak hours as such peak hours are defined in Edison's Tariff Schedule No. TOU-8 on file with the Commission, except that Seller is entitled to a 20% allowance for Forced Outages for each Peak Month. Seller shall not be subject to such performance requirements for the remaining hours of the year.

a. If Seller fails to meet the requirements specified in Section 9.1.2.2, Edison may, in Edison's sole discretion, place Seller on probation for a period not to exceed 15 months. if Seller fails to meet the requirements specified in Section
9.1.2.2 during the probationary period, Edison may derate the Contract Capacity to the greater of the capacity actually delivered during the probationary period, or the capacity at which Seller can reasonably meet such requirements. A reduction in Contract Capacity as a result of this Section 9.1.2.2 shall be subject to Section 9.1.2.6.

b. If Seller fails to meet the requirements set forth in Section 9.1.2.2 due to a Forced Outage on the Edison-system or a request to reduce or curtail delivery under Section 9.4, Edison shall continue Monthly Capacity Payments pursuant to Capacity Payment Option B. The Contract Capacity curtailed shall be treated the same as scheduled maintenance outages in the Calculation of the Monthly Capacity Payment.

9.1.2.3 If Seller is unable to provide Contract Capacity due to Uncontrollable Forces, Edison shall continue Monthly Capacity Payments for 90 days from the occurrence of the Uncontrollable Force. Monthly Capacity Payments payable during a period of interruption or reduction by reason of an Uncontrollable Force shall be treated the same as scheduled maintenance outages.

9.1.2.4 Hydroelectric facilities which have their Contract Capacity based on the five dry-year average, shall not have their Contract Capacity derated when failure to meet the requirements set forth in Section 9.1.2.2 is due solely-to the occurrence of a dry year which is drier than the five dry-year average.

9.1.2.5 Capacity Bonus Payment For Capacity Payment Option B, Seller may receive a Capacity Bonus Payment as follows:

a. Bonus During Peak Months -- For a Peak Month, Seller shall receive a Capacity Bonus Payment if (i) the requirements set forth in Section 9.1.2.2 have been met, and (ii) the on-peak capacity factor exceeds 85%.

b. Bonus During Non-Peak Months -- For a non-peak month, Seller shall receive a Capacity Bonus Payment if-(i)_ the requirements set forth in Section 9.1.2.2 have been met, (ii) the on-peak capacity factor for each Peak Month during the year was at least 85%, and (iii) the on-peak capacity factor for the non-peak month exceeds 85%.

c. For any eligible month, the' Capacity Bonus Payment shall be calculated as follows:

CAPACITY BONUS PAYMENT = A x B x C x D

Where A = (1.2 x On-Peak Capacity Factor) - 1.02

Where the On-Peak Capacity Factor, not to exceed 1.0, is calculated as follows:

Period kWh purchased by Edison limited by the level of Contract Capacity
-------------------------------------------------------------------------
(Contract Capacity) x (Period Hours minus Maintenance Hours Allowed in Section 4.5)

B = Contract Capacity Price specified in Section 1.11 for Capacity Payment Option B

C = 1/12

D = Contract Capacity specified in Section 1.5

d. When Seller is entitled to receive a Capacity Bonus Payment, the Monthly Capacity Payment shall be the sum of the Monthly Capacity Payment pursuant to
Section 9.1.2.1 and, the Monthly Capacity Bonus Payment pursuant to this
Section.

e. For Capacity Payment Option B, Seller shall be paid for capacity in excess of Contract Capacity based on the as-available capacity price in Standard offer No. I Capacity Payment Schedule, as updated and approved by the Commission. Seller shall not receive any as-available capacity payment in excess of Contract Capacity if Seller's Generating Facility is a small hydro project.

9.1.2.6 Capacity Reduction

a. Seller may reduce the Contract Capacity specified in Section 1.5, provided that Seller gives Edison prior written notice for a period determined by the amount of Contract Capacity reduced as follows:

Amount of Contract                                      Length of
Capacity Reduced                                        Notice Required
25,000 kW or under                                      12 months
25,001 - 50,000 kW                                      36 months
50,001 - 100,000 kW                                     48 months
over 100,000 kW                                         60 months

b. Subject to Section 10.4, Seller shall refund to Edison with interest at the current published Federal Reserve Board three months prime commercial paper rate an amount equal to the difference between (i) the accumulated Monthly Capacity Payments paid by Edison pursuant to Capacity Payment Option B up to the time the reduction notice is received by Edison, and (ii) the total capacity payments which Edison would 'have paid if based on the Adjusted Capacity Price.

c. From the date the reduction notice is received to the date of actual capacity reduction, Edison shall make capacity payments based on the Adjusted Capacity Price for the amount of Contract Capacity being reduced.

d. Seller may reduce Contract Capacity without the notice prescribed in Section 9.1.2.6(a), provided that Seller shall refund to Edison the amount specified in
Section 9.1.2.6(b) and an amount equal to: (i) the amount of Contract Capacity being reduced, times (ii) the difference between the Current Capacity Price and the Contract Capacity Price, times (iii) the number of years and fractions thereof (not less than one year) by which the Seller has been deficient in giving prescribed notice. If the Current Capacity Price is less than the Contract Capacity Price, only payment under Section 9.1.2.6(b) shall be due to Edison.

9.1.2.7 Adjustment to Contract Capacity The Parties may agree in writing at any time to adjust the Contract Capacity. Seller may reduce the Contract Capacity pursuant to Section 9.1.2.6. Seller may increase e Contract Capacity with Edison's approval and thereafter receive payment for the increased capacity in accordance with the Contract Capacity Price for the Capacity Payment Option selected by Seller for the remaining Contract Term.

9.2 Energy Payments - First Period During the First Period of the Contract Term, Seller shall be paid a Monthly Energy Payment for the Energy delivered by the Seller to Edison at the Point of Interconnection pursuant to the Energy Payment Option selected by Seller in Section 1.12, as follows. (Data used to derive Edison's Energy payments for the First Period will be made available to the Seller, to the extent specified by Seller, upon request.)

9.2.1 Energy Payment Option 1 -- Forecast of Annual Marginal Cost of Energy. If Seller selects Energy Payment option 1, then during the First Period of the Contract Term, Seller shall be paid a Monthly Energy Payment for Energy delivered by Seller and purchased by Edison during each month in the First Period of the Contract Term pursuant to the following formula:

MONTHLY ENERGY PAYMENT (A x D) + (B x D) + (C x D)

Where A = kWh purchased by Edison during on-peak periods defined in Edison's Tariff Schedule
No. TOU-8.

B = kWh purchased by Edison during mid-peak periods defined in Edison's Tariff Schedule No. TOU-8.

C = kWh purchased by Edison during off-peak periods defined in Edison's Tariff Schedule No. TOU-8.

D = The sum of: (i) the appropriate time differentiated energy price from a the Forecast of Annual Marginal

Cost of Energy, multiplied by the decimal equivalent of the percentage of the forecast specified in Section 12, and (ii) the appropriate time differentiated energy price from Edison's published avoided cost of energy multiplied by the decimal equivalent of the percentage of the published energy price specified in
Section 1.12.

9.2.2 Energy Payment option 2 -- Levelized Forecast of Marginal Cost of Energy. If Seller selects Energy Payment Option 2, then during the First Period of the Contract Term, Seller shall be paid a Monthly Energy Payment for Energy delivered by Seller and purchased by Edison each month during the First Period of the Contract Term pursuant to the following formula:

MONTHLY ENERGY PAYMENT = (A x D) + (B x D) + (C x D)

Where A = kWh purchased by Edison during on-peak periods defined in Edison's Tariff Schedule No. TOU-8.

B = kWh purchased by Edison during mid-peak periods defined in Edison's Tariff Schedule No. TOU-8.

C = kWh purchased by Edison during off-peak periods defined in Edison's Tariff Schedule No. TOU-8.

D = The sum of: (i) the appropriate time differentiated energy price from the Levelized Forecast of Marginal Cost of Energy, for the First Period of the Contract Term multiplied by the decimal equivalent of the percentage of the levelized forecast specified in Section 1.12, and (ii) the appropriate time differentiated energy price from Edison's published avoided cost of energy multiplied by the decimal equivalent of the percentage of the published energy price specified in Section 1.12.

9.2.2.1 Performance Requirement for Energy Payment Option 2

During the First Period when the annual forecast referred to in Section 9.2.1 is greater than the levelized forecast referred to in Section 9.2.2, Seller shall deliver to Edison at least 70 percent of the average annual kWh delivered to Edison during those previous periods when the levelized forecast referred to in
Section 9.2.2 is greater than the annual forecast referred to in Section 9.2.1 as resource conditions permit for solar, wind, and hydro Generating Facilities and excluding uncontrollable forces. If Seller doe not meet the performance requirements of this Section 9.2.2.1, Seller shall be subject to Section 9.5.

9.3 Energy Payments - Second Period During the Second Period of the Contract Term, Seller shall be paid a Monthly Energy Payment for Energy delivered by Seller and purchased by Edison at a rate equal to 100% of Edison's published avoided cost of energy based on Edison's full avoided operating cost as updated periodically and accepted by the Commission, pursuant to the following formula:

MONTHLY ENERGY PAYMENT =

kWh purchased by Edison for each on-peak, mid-peak, and off-peak time period defined in Edison's Tariff Schedule No. TOU-8 x Edison's published avoided cost of energy by time of delivery for each time period.

Data used to derive Edison's full avoided costs will be made available to the Seller, to the extent specified by Seller, upon request.

9.4 Edison shall not be obligated to accept or pay for Energy., and may request Seller whose Generating Facility is one (1) MW or greater to discontinue or reduce delivery of Energy, for not more than 300 hours annually during off-peak hours when (i) purchases would result in costs greater than those which Edison would incur if it did not purchase Energy from Seller but instead utilized an equivalent amount of Energy generated from another Edison source, or (ii) the Edison Electric System demand would require that Edison hydro-energy be spilled to reduce generation.

9.5 Energy Payment Refund If Seller elects Energy Payment Option 2, Seller shall be subject to the following:

9.5.1 If Seller fails to perform the Contract obligations for any reason during the First Period of the Contract Term, or fails to meet the performance requirements set forth, in Section 9.2.2.1, and at the time of such failure to perform, the net present value of the cumulative Energy payments received by Seller pursuant to Energy Payment Option 2 exceeds the net present value of what Seller would have been paid pursuant to Energy Payment Option 1, Seller shall make an energy payment refund equal to the difference in such net present values in the year in which the refund is due. The present value calculation shall be based upon the rate of Edison's incremental cost of capital specified in Section 1.12.

9.5.2 Not less than 90 days prior to the date Energy is first delivered to the Point of Interconnection, Seller shall provide and maintain a performance bond, surety bond, performance insurance, corporate guarantee., or bank letter of credit, satisfactory to Edison, which shall insure payment to Edison of the Energy Payment Refund at any time during the First Period. Edison-may, in its sole discretion accept another form of security except that in such instance a 1-1/2 percent reduction shall then apply to the levelized forecast referred to in Section 9.2.2 in computing payments for Energy. Edison shall be provided with certificates evidencing Seller's compliance with the security requirements in this Section which shall also include the requirement that Edison be given 90 days prior written notice of the expiration of such security.

9.5.3 If Seller fails to provide replacement security not less than 60 days prior to the date of expiration of existing security, the Energy Payment Refund provided in Section 9.5 shall be payable forthwith. Thereafter, payments for Energy shall be 100 percent of the Monthly Energy Payment provided in Section 9.2.1.

9.5.4 If Edison at any time determines the security to be otherwise inadequate, and so notifies Seller, payments thereafter for Energy shall be 100 percent of the Monthly Energy Payment provided in Section 9.2.1. If within 30 days of the date Edison gives notice of such inadequacies, Seller satisfies Edison's security requirements, Energy Payment Option 2 shall be reinstated. If Seller fails to satisfy Edison's security requirements within the 30-day period., the Energy Payment Refund provided in Section 9.5 shall be payable forthwith.


10. Payment And Billing Provisions

10.1 For Energy and capacity purchased by Edison:

10.1.1 Edison shall mail to Seller not later than thirty days after the end of each monthly billing period (1) a statement showing the Energy and Contract Capacity delivered to Edison during the on-peak, mid-peak, and off-peak periods, as those periods are specified in Edison's Tariff Schedule No. TOU-8 for that monthly billing period, (2) Edison's computation of the amount due Seller, and
(3) Edison's check in payment of said amount.

10.1.2 If the monthly payment period involves portions of two different published Energy payment schedule periods, the monthly Energy payment shall be prorated on the basis of the percentage of days at each price.

10.1.3 If the payment period is less than 27 days or greater than 33 days, the capacity payment shall be prorated on the basis of the average days per month per year.

10.1.4 If within thirty days of receipt of the statement Seller does not make a report in writing to Edison of an error, Seller shall be deemed to have waived any error in Edison's statement, computation, and payment, and they shall be considered correct and complete.

10.2 For electric service provided by Edison:

10.2.1 Under Operating Option III pursuant to Section 5.1, standby electric service shall be provided under terms and conditions of Edison's tariff schedule indicated below as now in effect or as may hereafter be authorized by the Commission to be revised. The applicable tariff schedules are:


STANDBY TARIFF                      ELECTRIC SERVICE
TARIFF
SCHEDULE NO.
SCG-1                                   TOU-8 or GS-2

SCG-2                                   TOU-8

SCG-3                                   TOU-8

10.2.1.1 (Applicable to SCG-1 only) The Standby Demand for calculation of the standby charge in SCG-1 as specified in Section 17.9. Edison reserves the right to adjust the Standby Demand based on recorded demand during periods standby power is required.

10.2.1.2: (Applicable to SCG-l only) The capacity rating for determination of standby waiver qualifications shall be Contract Capacity plus the maximum electric load served by the Generating Facility during the on-peak time period recorded during the preceding 12-month time period.

10.2.1.3 A minimum monthly charge may be established for standby electric service as provided in the tariff schedule elected in Section 1.9. Said minimum monthly charge shall be specified in Section 1.9.

10.2.2 Under Operating Options II and III pursuant to Section 5.1, electric service shall be provided under terms, conditions, and rates of Edison's tariff schedule indicated below as now in effect or as may hereafter be authorized by the Commission to be revised.

The applicable tariff schedule is:

TOU-8,

The contract demand for calculation of the minimum demand charge in the applicable tariff schedules is specified in Section 1.9.

10.2.3 Edison shall commence billing Seller for electric service rendered pursuant to the applicable tariff schedule on the date that the Point of Interconnection is energized.

10.3 Monthly charges associated with Interconnection Facilities shall be billed pursuant to the Interconnection Facilities Agreement contained in the Appendix specified in Section 1.10.

10.4 Payments due to Contract Capacity Reduction

10.4.1 The Parties agree that the refund and payments provided in Section
9.1.2.6 represent a fair compensation for the reasonable losses that would result from such reduction of Contract Capacity.

10.4.2 In the event of a reduction in Contract Capacity, the quantity, in kW, by which the Contract Capacity is reduced shall be used to calculate the refunds and payments due Edison in accordance with Section 9.1.2.6, as applicable.

10.4.3 Edison shall provide invoices to Seller for all refunds and payments due Edison under this section which shall be due within 60 days.

10.4.4 If Seller does not make payments as required in Section 10.4.3, Edison shall have the right to offset any amounts due it against any present or future payments due Seller and may pursue any other remedies available to Edison as a result of Seller's failure to perform.

10.5 Energy Payment Refund Energy Payment Refund is immediately due and payable upon Seller's failure to perform the contract obligations as specified in
Section 9.5.


11. Taxes

11.1 Seller shall pay ad valorem taxes and other taxes properly attributable to the Project. If such taxes are assessed or levied against Edison, Seller shall pay Edison for such assessment or levy.

11.2 Seller shall pay ad valorem taxes and other taxes properly attributed to land, land rights, or interest in land for the Project. If such taxes are assessed or levied against Edison, Seller shall pay Edison for such assessment or levy.

11.3 If the Interconnection Facilities, are owned by Edison, Edison shall pay ad valorem taxes and other taxes property attributed to said facilities. If such taxes are assessed or levied against Seller, Edison shall pay. Seller for such assessment or levy.

11.4 Seller or Edison shall provide information concerning the Project to any requesting taxing authority.


12. Termination

12.1 This Contract shall terminate if Firm Operation does not occur within 5 years of the date of Contract execution.

13. Liability

13.1 Each Party (First Party) releases the other Party (Second Party), its directors, officers, employees and agents from any loss, damage, claim, cost, charge, or expense of any kind or nature (including any direct, indirect or consequential loss, damage, claim, cost, charge, or expense), including attorney's fees and other costs of litigation incurred by the First Party in connection with damage to property 'of the First Party caused by or arising out of the Second Party's construction, engineering, repair, supervision, inspection, testing, protection, operation" maintenance, replacement, reconstruction, use or ownership of its facilities, to the extent that such loss, damage, claim, cost, charge, or expense is caused by the negligence of Second Party, its directors, officers, employees, agents, or any person or entity whose negligence would be imputed to Second Party.

13.2 Each Party shall indemnify and hold harmless the other Party, its directors, officers, and employees or agents from and against any loss, damage, claim, cost, charge, (including direct, indirect or consequential loss, damage, claim, cost charge, or expense), including attorney's fees and other costs of litigation incurred by the other Party in connection with the injury to or death of any person or damage to property of a third party arising out of the indemnifying Party's construction, engineering, repair, supervision, inspection, testing, protection, operation, maintenance, replacement, reconstruction, use, or ownership of its facilities, to the extent that such loss, damage, claim, cost, charge, or expense is caused by the negligence of the-indemnifying Party, its directors, officers', employees, agents, or any person or entity whose negligence would be imputed to the indemnifying Party; provided, however, that each Party shall be solely responsible for and shall. bear all cost of claims brought by its contractors or its own employees and shall indemnify and hold harmless the other Party for any such costs including costs arising out of any workers compensation law. Seller releases and shall defend and indemnify Edison from, any claim, cost, loss, damage, or liability arising from any contrary representation concerning the effect of Edison's review of the design, construction, operation, or maintenance of the Project.

13.3 The provisions of this Section 13 shall not be construed so as to relieve any insurer of its obligations to pay any insurance claims in accordance with the provisions of any valid insurance policy.

13.4 Neither Party shall be indemnified under this Section 13 for its liability or loss resulting from its sole negligence or willful misconduct.


14. Insurance

14.1 Until Contract is terminated, Seller shall obtain and maintain in force as hereinafter provided comprehensive general liability insurance, including contractual liability coverage, with a combined single limit of (i) not less than $1,000,000 each occurrence for Generating Facilities 100 kW or greater;
(ii) not less than $500,000 for each occurrence for Generating Facilities between 20 kW and 100 kW; and (iii) not less than $100,000 for each occurrence for Generating Facilities less than 2 0 kW. The insurance carrier or carriers and form of policy shall be subject to review and approval by Edison.

14.2 Prior to the date Seller's Generating Facility is first operated in parallel with Edison's electric system, Seller shall (i) furnish certificate of insurance to Edison, which certificate shall provide that such insurance shall not be terminated nor expire except on thirty days prior written notice to Edison, (ii) maintain such insurance in effect for so long as Seller's Generating Facility is operated in parallel with Edison's electric system, and
(iii) furnish to Edison an additional insured Endorsement with respect to such insurance in substantially the following form: "In consideration of the premium charged, Southern California Edison Company (Edison) is named as additional insured with respect to all liabilities arising out of Seller's use and ownership of Seller's Generating Facility." "The inclusion of more than one insured under this policy shall not operate to impair the rights of one insured against another insured and the coverages afforded by this policy will apply as though separate policies had been issued to each insured. The inclusion of more than one insured will not, however, operate to increase the limit of the carrier's liability. Edison will: not, by reason of its inclusion under this policy, incur liability to the insurance carrier for payment of premium for this policy." "Any other insurance carried by Edison which may be applicable shall be deemed excess insurance and Seller's insurance primary for all purposes despite any conflicting provisions in Seller's policy to the contrary." If the requirement of Section 14.2(iii) prevents Seller from obtaining the insurance required in Section 14.1 then upon written notification by Seller to Edison,
Section 14.2(iii) shall be waived.

14.3 The requirements of this Section 14 shall not apply to Seller who is a self-insured governmental agency with established record of self-insurance.

14.4 If Seller fails to comply with the provisions of this Section 14, Seller shall, at its own cost, defend, indemnify, and hold harmless Edison, its directors, officers, employees, agents, assigns, and successors in interest from and against any and all loss, damage, claim, cost, charge, or expense of any kind of nature (including direct, indirect or consequential loss, damage, claim, cost, charge, or expense, including attorney's fees and other costs of litigation) resulting from the death or injury to any person or damage to any property, including the personnel and property of Edison, to the extent that Edison would have been protected 'had Seller complied with all of the provisions of this Section 14.


15. Uncontrollable Forces

15.1 Neither Party shall be considered to be in default in the performance of any of the agreements contained in this Contract, except for obligations to pay money, when and to the extent failure of performance shall be caused by an Uncontrollable Force.

15.2 If either Party because of an Uncontrollable Force -is rendered wholly or partly unable to perform its obligations under this Contract, the Party shall be excused from whatever performance is affected by the Uncontrollable Force to the extent so affected provided that:

(1) the nonperforming Party, within two weeks after the occurrence of the Uncontrollable Force, gives the other Party written notice describing the particulars of the occurrence,

(2) the suspension of performance is of no greater scope and of no longer duration than is required by the Uncontrollable Force,

(3) the nonperforming Party uses its best efforts to remedy its inability to perform (this subsection shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the sole discretion of the Party having the difficulty),

(4) when the nonperforming Party is able to resume performance of its obligations under this Contract, that Party shall give the other Party written notice to that effect, and

(5) capacity payments during such periods of Uncontrollable Force on Seller's part shall be governed by Section 9.1.1.3.

15.3 In the event that either Party's ability to perform cannot be corrected when the Uncontrollable Force is caused by the actions or inactions of legislative, judicial or regulatory agencies or other proper authority, this Contract may be amended to comply with the legal or regulatory change which caused the nonperformance. If a loss of Qualifying Facility status occurs due to an Uncontrollable Force and Seller fails to make the changes ;necessary to maintain its Qualifying Facility status, the Seller shall compensate Edison for any economic detriment incurred by Edison as a result of such failure.


16. Nondedication Of Facilities

Neither Party, by this Contract, dedicates any part of its facilities involved in this Project to the public or to the service provided under the Contract, and such service shall cease upon termination of the Contract.


17. Priority Of Documents

If there is a conflict between this document and any Appendix, the provisions of this document shall govern. Each Party shall notify the other immediately upon the determination of the existence of any such conflict.


18. Notices And Correspondence

All notices and correspondence pertaining to this Contract shall be in writing and shall be sufficient if delivered in person or sent by certified mail, postage prepaid, return receipt requested, to Seller as specified in Section 1.1, or to Edison as follows:

Southern California Edison Company Post office Box 800,
Rosemead, California 91770,
Attention: Secretary

All notices lent pursuant to this Section 18 shall be effective when received, and each Party shall be entitled to specify as its proper address any other address in the United States upon written notice to the other Party.


19. Previous Communications

This Contract contains the entire agreement and understanding between the Parties, their agents, and employees as to the subject matter of this contract, and merges and supersedes all prior agreements, commitments, representations, and discussions between the Parties. No Party shall be bound to any other obligations, conditions, or representations with respect to the subject matter of this Contract.


20. Nonwaiver

None of the provisions of the Contract shall be considered waived by either Party except when such waiver is given in writing. The failure of either Edison or Seller to insist on any one or more instances upon strict performance of any of the provisions of the Contract or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue to remain in full force and effect.


21. Successors And Assigns

Neither Party shall voluntarily assign its rights nor delegate its duties under this Contract, or any part of such rights or duties, without the written consent of the other Party, except in connection with the sale or merger of a substantial portion of its properties. Any such assignment or delegation made without such written consent shall be null and void. Consent for assignment shall not be withheld unreasonably. Such assignment shall include, unless otherwise specified therein, all of Seller's rights to any refunds which might become due under this Contract.


22. Effect Of Section Headings

Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.


23. Governing Law

This Contract shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.


24. Multiple Originals

This Contract is executed in two counterparts, each of which shall be deemed an original.


Signatures

IN WITNESS WHEREOF, the Parties 'hereto' have executed this Contract this 1st of February, 1985


SOUTHERN CALIFORNIA EDISON COMPANY

BY:  /s/ Edward A. Myers, Jr.
   --------------------------
Edward A. Myers, Jr.
Vice President

CHINA LAKE JOINT VENTURE
By CALIFORNIA ENERGY COMPANY,INC.

By:  /s/ David L. Ludvigson
  -------------------------
David L. Ludvigson
Executive Vice President